WS5994A
                           ISLAMIC GLOBAL EQUITY FUND
                            ADMINISTRATION AGREEMENT

         ADMINISTRATION AGREEMENT, dated ___________, 2001 between Islamic Global Equity Fund, a Massachusetts Business Trust (the "Fund"), and Brown Brothers Harriman Trust Company LLC (the "Administrator").

                              W I T N E S S E T H:

         WHEREAS, the Fund is a diversified open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Fund has been organized for the purpose of investing its funds in securities and has retained an investment adviser for this purpose and desires to avail itself of the facilities available to the Administrator with respect to the administration of the day to day affairs of the Fund, and the Administrator is willing to furnish such administrative services on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, the parties agree as follows:

         Section 1. The Fund hereby appoints the Administrator to administer all aspects of the operations of the Fund (except those subject to the supervision of the investment adviser), subject to the overall supervision of the Trustees of the Fund for the period and on the terms set forth in this Agreement. The Administrator hereby accepts such appointment and agrees during such period to render the services herein described and to assume the obligations set forth herein, for the compensation herein provided.

         Section 2. Subject to the supervision of the Trustees of the Fund, the Administrator shall administer all aspects of the operations of the Fund (except those subject to the supervision of the investment adviser) and, in connection therewith, shall (i) furnish the Fund with adequate office facilities, utilities, office equipment and related services; (ii) be responsible for the financial and accounting records required to be maintained for the Fund (including those being maintained by the custodian) other than those being maintained by the investment adviser; (iii) furnish the Fund with ordinary clerical, bookkeeping and recordkeeping services at such office facilities; (iv) arrange, but not pay for, the preparation of all required tax returns and reports to its shareholders and the Securities and Exchange Commission and the periodic updating of its prospectus; and (v) oversee the performance of administrative and professional services to the Fund by others, including the custodian, transfer agent and shareholder servicing agent.

         In connection with the services rendered by the Administrator under this Agreement, the Administrator assumes and will pay all expenses incurred by the Administrator or by the Fund in connection with administering the ordinary course of business of the Fund, other than those assumed by the Fund herein.

The Fund assumes and will pay the expenses described below:

     (a) the fees and expenses of any investment adviser or expenses otherwise incurred in connection with the management of the investment and reinvestment of its assets,

         (b) the fees and expenses of Trustees of the Fund who are not affiliated persons of the Administrator, or of any entity with whom the Administrator has subcontracted its performance under this Agreement (the "Subadministrator") or any investment adviser of the Fund or of an investment company in which the Fund invests its investable assets,

         (c) the fees and expenses of the custodian which relate to (i) the custodial function and the recordkeeping connected therewith, (ii) the maintenance of the required accounting not being maintained by the Administrator or the Subadministrator, (iii) the pricing of the shares, including the cost of any pricing service or services which may be retained pursuant to the authorization of the Trustees of the Fund, and (iv) the cashiering function in connection with the issuance and redemption of the securities,

         (d) the fees and expenses of the transfer agent and shareholder servicing agent, which relate to the maintenance of each shareholder account and the fees and expenses of any eligible institution,

     (e) the charges and expenses of legal counsel and independent accountants for the Fund,

     (f) brokers' commissions and any issue or transfer taxes chargeable in connection with its securities transactions,

     (g) all taxes and corporate fees payable by the Fund to federal, state or other governmental agencies,

     (h) the fees of any trade association of which the Fund may be a member,

         (i)      the cost of share certificates, if any,

         (j) the fees and expenses involved in registering and maintaining registrations of the Fund and of shares with the Securities and Exchange Commission, registering the Fund as a broker or dealer and qualifying shares under state securities laws, including the preparation and printing of the Fund's registration statements and prospectuses for filing under federal and state securities laws for such purposes,

         (k)      the cost of any liability insurance or fidelity bonds,

         (l) allocable communications expenses with respect to investor services and all expenses of shareholders' and Trustees' meetings and of preparing, printing and mailing reports and prospectuses to shareholders in the amount necessary for distribution to shareholders, and

         (m) litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of business of the Fund. General expenses of the Fund shall be charged directly to the Fund.

         Section 3. As full compensation for the services performed and the facilities furnished by the Administrator, the Administrator shall receive a fee of 0.20% from the Fund. Such fee is computed daily and paid monthly at an annual rate of a percentage of the average daily net assets of the Fund.

         Section 4. The Administrator assumes no responsibility under this Agreement other than to render the services called for hereunder, and specifically assumes no responsibilities for investment advice or the investment or reinvestment of the Fund's assets.

         Section 5. The Administrator shall not be liable for any error of judgment or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

         Section 6. The Administrator may subcontract for the performance of its obligations hereunder with any one or more persons; provided, however, that the Administrator shall not enter into any such subcontract unless the Trustees of the Fund shall have found the subcontracting party to be qualified to perform the obligations sought to be subcontracted; and provided, further, that unless the Fund otherwise expressly agrees in writing, the Administrator shall be as fully responsible to the Fund for the acts and omissions of any subcontractor as it would be for its own acts or omissions. If permitted by the subadministration agreement between the Administrator and the Subadministrator, the Subadministrator may authorize and permit any of its Trustees, officers and employees who may be elected as officers of the Fund to serve in the capacities in which they are elected and the Subadministrator will pay the salaries of all personnel of the Fund who are affiliated with the Subadministrator.

         Section 7. This Agreement shall become effective on the date determined by mutual agreement of the parties. This Agreement shall continue in effect for two years from the date of its effectiveness and thereafter, but only so long as its continuance is specifically approved at least annually in the same manner as an investment advisory contract under the 1940 Act; provided, however, that this Agreement may be terminated by the Fund at any time, without the payment of any penalty, by the Trustees of the Fund or by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, upon not less than 60 days' written notice to the Administrator, or by the Administrator at any time, without the payment of any penalty, upon not less than 90 days' written notice to the Fund. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

         Section 8. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Administrator who may also be an officer or employee of the Fund to engage in any other business or to devote his time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the right of the Administrator to engage in any other business or to render services of any kind to any other Fund, firm, individual or association.

         Section 9. During the term of this Agreement, the Fund agrees to furnish the Administrator at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders or the public, which refer in any way to the Administrator, prior to use thereof and not to use such material if the Administrator reasonably objects in writing within five business days (or such other time as may be mutually agreed) after receipt thereof. In the event of termination of this Agreement, the Fund will continue to furnish to the Administrator copies of any of the above-mentioned materials which refer in any way to the Administrator. The Fund shall furnish or otherwise make available to the Administrator such other information relating to the business affairs of the Fund as the Administrator at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

         Section 10. This Agreement may be amended only by mutual written consent.

         Section 11. The Trustees have authorized the execution of this Agreement in their capacity as Trustees and not individually and the Administrator agrees that neither shareholders of the Fund nor the Trustees nor any officer, employee, representative or agent of the Fund shall be personally liable upon, nor shall resort be had to their private property for the satisfaction of, obligations given, executed or delivered on behalf of or by the Fund, that neither shareholders of the Fund nor the Trustees, officers, employees, representatives or agents of the Fund shall be personally liable hereunder, and that the Administrator shall look solely to the property of the Fund for the satisfaction of any claim hereunder.

         Section 12. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Administrator at 63 Wall Street, New York, New York, 10005, Attention: Senior Vice President; or (2) to the Fund at Islamic Global Equity Fund at 21 Milk Street, Boston, Massachusetts 02109,
Attention: Secretary.

         Section 13. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first above written.

                          ISLAMIC GLOBAL EQUITY FUND

                          By:  -----------------------------------
                          Philip W. Coolidge, President


                    BROWN BROTHERS HARRIMAN TRUST COMPANY LLC

                          By:  -----------------------------------